TREDEGAR REPORTS THIRD QUARTER 2019 RESULTS
RICHMOND, VA--(BUSINESS WIRE)--11/6/2019--Tredegar Corporation (NYSE:TG, also the “Company” or “Tredegar”) today reported third quarter financial results for the period ended September 30, 2019.
The Company recognized net income of $17.1 million ($0.51 per share) in the third quarter of 2019 compared to a net loss of $34.2 million ($1.03 per share) in the third quarter of 2018.  Net income from ongoing operations, which excludes special items, was $11.4 million ($0.34 per share) in the third quarter of 2019 compared with $8.6 million ($0.26 per share) in the third quarter of 2018. A reconciliation of net income (loss), a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to net income from ongoing operations, a non-GAAP financial measure, for the three and nine months ended September 30, 2019 and 2018, is provided in Note (a) of the Notes to the Financial Tables in this press release.

Third Quarter Financial Results Highlights

•	Operating profit from ongoing operations for Bonnell Aluminum of $12.1 million was $0.4 million higher than the third quarter of 2018

•	Operating profit from ongoing operations for PE Films of $6.9 million was $2.7 million higher than the third quarter of 2018

•	Operating profit from ongoing operations for Flexible Packaging Films of $4.0 million was $0.4 million higher than the third quarter of 2018

John Steitz, Tredegar’s president and chief executive officer said, “The aluminum extrusions industry and Bonnell Aluminum continue to experience softness in sales volume, with higher selling prices at Bonnell helping to offset the adverse impact on profits.  The Surface Protection component of PE Films is on track to achieving record profitability this year, while continuing to focus on obtaining new business and productivity improvements to offset a previously disclosed customer product transition.”

Mr. Steitz continued, “Our Personal Care component of PE Films is challenged with achieving sales growth and cost reductions to return to profitability.  At Terphane, future profit growth will mostly depend on our ability to continue to increase our value-added product sales and customer service levels.  Lastly, Tredegar’s overall cash generation for the first nine months of 2019 was exceptional with debt net of cash declining by $36 million.”

OPERATIONS REVIEW
Aluminum Extrusions
Aluminum Extrusions, which is also referred to as Bonnell Aluminum, produces high-quality, soft-alloy and medium-strength aluminum extrusions primarily for the following markets: building and construction, automotive, and specialty, which consists of consumer durables, machinery and equipment, electrical and distribution end-use products.
A summary of third quarter and year-to-date operating results from ongoing operations for Bonnell Aluminum is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Nine Months Ended		Favorable/ (Unfavorable) % Change
(In Thousands, Except Percentages)	September 30,			September 30,
	2019	2018		2019	2018
Sales volume (lbs)	51,404	56,632	(9.2)%	158,657	163,192	(2.8)%
Net sales	$129,506	$147,661	(12.3)%	$405,310	$420,455	(3.6)%
Operating profit from ongoing operations	$12,147	$11,730	3.6%	$38,751	$35,086	10.4%

Third Quarter 2019 Results vs. Third Quarter 2018 Results
Net sales (sales less freight) in the third quarter of 2019 decreased versus 2018 primarily due to lower sales volume and the passthrough of lower metal costs, partially offset by an increase in average selling prices to cover higher operating costs. Sales volume in the third quarter of 2019 decreased by 9.2% versus 2018. This volume decline, in addition to booking and backlog information for Bonnell Aluminum and industry data, indicates softness across all key end-use markets.
Operating profit from ongoing operations in the third quarter of 2019 increased by $0.4 million in comparison to the third quarter of 2018 due to higher pricing ($7.7 million), partially offset by lower volumes ($3.5 million), higher labor and employee-related expenses ($2.3 million), higher supplies, maintenance and other operating costs ($1.1 million) and higher freight expense ($0.4 million).
In October 2019, Bonnell Aluminum announced that it will implement a selling price increase of $0.035 per pound and an additional 5% on fabrication and finishing services effective on shipments beginning January 6, 2020, or as permissible by contract. The Company estimates that approximately 20% - 25% of Bonnell Aluminum’s net sales relate to applicable value-added fabrication and finishing services. The price increase is in addition to selling price changes that normally occur from the passthrough to customers of aluminum raw material cost volatility. The price increase is expected to offset continuous cost pressures in the current tight market for skilled labor and other areas.
First Nine Months 2019 Results vs. First Nine Months 2018 Results
Net sales in the first nine months of 2019 decreased versus 2018 primarily due to lower volume and the passthrough of lower metal costs, partially offset by an increase in average selling price to cover higher operating costs.
Operating profit from ongoing operations in the first nine months of 2019 increased by $3.7 million in comparison to the first nine months of 2018 primarily due to higher pricing ($18.6 million), partially offset by lower volume ($2.7 million), increased labor and employee-related expenses ($6.3 million), higher supplies, maintenance, utilities and other operating costs ($3.2 million), increased freight costs ($1.7 million), and increased general and administrative expenses ($1.0 million).
Capital Expenditures, Depreciation & Amortization
Capital expenditures in Bonnell Aluminum were $11.8 million in the first nine months of 2019, compared to $8.9 million in the first nine months of 2018. Capital expenditures are projected to be $15 million in 2019, including approximately $6 million for infrastructure upgrades at the Carthage, Tennessee facility and other productivity improvements, approximately $2 million for fabrication and automation capabilities, and approximately $7 million required to support continuity of current operations. Depreciation expense was $10.2 million in the first nine months of 2019 compared to $9.9 million in the first nine months of 2018, and is projected to be $14 million in 2019. Amortization expense was $4.8 million in the first nine months of 2019 and $2.7 million in the first nine months of 2018, and is projected to be $13 million in 2019. See Note (f) in the Notes to the Financial Tables for additional details on the increase in amortization expense in 2019.

PE Films
PE Films is composed of surface protection films, personal care materials, polyethylene overwrap films and films for other markets. A summary of third quarter and year-to-date operating results from ongoing operations for PE Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Nine Months Ended		Favorable/ (Unfavorable) % Change
(In Thousands, Except Percentages)	September 30,			September 30,
	2019	2018		2019	2018
Sales volume (lbs)	26,411	29,597	(10.8)%	77,768	94,519	(17.7)%
Net sales	$69,837	$76,470	(8.7)%	$205,778	$252,177	(18.4)%
Operating profit from ongoing operations	$6,889	$4,145	66.2%	$17,606	$26,857	(34.4)%
Third Quarter 2019 Results vs. Third Quarter 2018 Results
Net sales in the third quarter of 2019 decreased by $6.6 million versus 2018 due to lower sales in Personal Care. Surface Protection sales increased $10 million while Personal Care sales decreased $16 million.
Net sales in Surface Protection increased in the third quarter of 2019 versus the third quarter of 2018 due to higher volume and selling prices, and quality claims in 2018 that did not recur in 2019. As discussed further below, a possible customer product transition in Surface Protection continues to be delayed. Net sales decreased in Personal Care as a result of lower volume in most product categories from competitive pressures ($14 million), including a large portion associated with the previously disclosed customer product transition discussed below. In addition, net sales were adversely impacted by unfavorable product mix and pricing and the decline in the value of currencies for operations outside of the U.S. relative to the U.S. Dollar.
Operating profit from ongoing operations in the third quarter of 2019 increased by $2.7 million versus the third quarter of 2018 primarily due to:

•
Higher contribution to profits from Surface Protection of $7.5 million, primarily due to higher volume and selling prices (net favorable impact of $4.3 million), quality claims in 2018 that did not recur in 2019 ($2.4 million), improved operating efficiencies ($0.5 million) and favorable resin prices ($0.5 million);

•
Lower contribution to profits from Personal Care of $4.4 million, primarily due to lower volume ($5.2 million), unfavorable mix and pricing ($2.0 million), unfavorable production efficiencies ($0.8 million) and an unfavorable foreign exchange impact ($0.3 million), partially offset by the favorable timing in the passthrough of changes in resin prices ($1.0 million), and lower fixed manufacturing ($2.2 million) and selling, general and administrative costs ($0.7 million); and

•	An unfavorable variance in other components of PE Films of $0.4 million.
Customer Product Transitions in Surface Protection and Personal Care
The Surface Protection component of PE Films supports manufacturers of optical and other specialty substrates used in flat panel display products. These films are primarily used by customers to protect components of displays in the manufacturing and transportation process and then discarded.
The Company previously reported the risk that a portion of its film products used in surface protection applications could be made obsolete by possible future customer product transitions to less costly alternative processes or materials. These transitions principally relate to one customer. The full transition continues to encounter delays, resulting in higher than expected sales to this customer in 2019. The Company estimates that during the next four quarters the adverse impact on operating profit from this customer shift versus the last four quarters ended September 30, 2019 could possibly be $14 million. To offset the potential adverse impact, the

Company is aggressively pursuing and making progress generating sales from new surface protection products, applications and customers.
The Company previously disclosed a significant customer product transition that is underway in the Personal Care component of PE Films. The annual sales for this product for Personal Care in 2018 was approximately $70 million. During 2019, the Company expects sales for the product of $30 to $35 million. The timing of the possible future loss of these remaining sales is uncertain.
Personal Care had operating profit from ongoing operations plus depreciation and amortization of $3.1 million in the fourth quarter of 2018 and $0.5 million in the first nine months of 2019, and expects negative $1.3 million during the fourth quarter of 2019. Competitive pressures have led Personal Care to miss its sales and margin goals in 2019. Management continues to focus on new business development and cost reduction initiatives.
  First Nine Months 2019 Results vs. First Nine Months 2018 Results
Net sales in the first nine months of 2019 decreased by $46 million versus 2018 due to lower sales in Personal Care of $51 million. The decline in sales in Personal Care was primarily due to lower volume in most product categories from competitive pressures ($40 million), including a large portion associated with the previously disclosed customer product transition. In addition, net sales were adversely impacted by mix, the timing in the passthrough of changes in resin prices and the decline in the value of currencies for operations outside of the U.S. relative to the U.S. Dollar.
Operating profit from ongoing operations in the first nine months of 2019 decreased by $9.3 million versus 2018 primarily due to:

•
Higher contribution to profits from Surface Protection of $6.7 million, primarily due to higher selling prices ($6.1 million), quality claims in 2018 that did not recur in 2019 ($3.7 million), production efficiencies ($1.5 million), and favorable raw material costs ($1.1 million), partially offset by lower volume and unfavorable mix (net impact of $5.3 million) and higher fixed and general and administrative costs ($0.5 million); and

•
Lower contribution to profits from Personal Care of $15.9 million primarily due to lower volume and unfavorable mix ($15.3 million), unfavorable pricing ($3.9 million), unfavorable production efficiencies ($3.4 million), and the decline in the value of currencies for operations outside of the U.S. relative to the U.S. Dollar ($0.3 million), partially offset by the timing in the passthrough of changes in resin prices ($1.4 million), lower fixed manufacturing ($3.4 million) and selling, general and administrative costs ($2.5 million).

Capital Expenditures, Depreciation & Amortization
Capital expenditures in PE Films were $19.5 million in the first nine months of 2019 compared to $13.5 million in the first nine months of 2018. The Company’s latest estimate for 2019 includes projected capital expenditures of $27 million including: $12 million of a total $25 million which completed the North American capacity expansion for elastics products in Personal Care; $4 million for a new scale-up line in Surface Protection to improve development and speed to market for new products; $4 million for other development projects; and $10 million for capital expenditures required to support continuity of current operations.
Depreciation expense was $11.4 million in the first nine months of 2019 and $11.7 million in the first nine months of 2018. Depreciation expense is projected to be $15 million in 2019.

Flexible Packaging Films
Flexible Packaging Films, which is also referred to as Terphane, produces polyester-based films for use in packaging applications that have specialized properties, such as heat resistance, strength, barrier protection and the ability to accept high-quality print graphics. A summary of third quarter and year-to-date operating results from ongoing operations for Flexible Packaging Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Nine Months Ended		Favorable/ (Unfavorable) % Change
(In Thousands, Except Percentages)	September 30,			September 30,
	2019	2018		2019	2018
Sales volume (lbs)	27,920	27,258	2.4%	79,841	74,276	7.5%
Net sales	$34,888	$33,725	3.4%	$101,950	$90,466	12.7%
Operating profit from ongoing operations	$4,000	$3,609	10.8%	$9,376	$6,617	41.7%
Third Quarter 2019 Results vs. Third Quarter 2018 Results
Net sales increased in the third quarter of 2019 compared to the third quarter of 2018 due to higher sales volume and increased selling prices.
Terphane’s operating profit from ongoing operations in the third quarter of 2019 increased by $0.4 million versus the third quarter of 2018 primarily due to:

•	Higher volume ($0.3 million) and higher selling prices ($1.0 million), partially offset by higher fixed and variable costs ($0.9 million);

•	Net unfavorable foreign currency translation of Real-denominated operating costs ($0.4 million); and

•	Foreign currency transaction gains of $0.3 million in 2019 versus losses of $0.1 million in 2018.
First Nine Months 2019 Results vs. First Nine Months 2018 Results
Net sales increased in the first nine months of 2019 compared to the first nine months of 2018 due to higher sales volume and increased selling prices.
Terphane’s operating results from ongoing operations in the first nine months of 2019 increased by $2.8 million versus the first nine months of 2018 primarily due to:

•	Higher volume ($2.2 million) and higher selling prices ($1.8 million), partially offset by higher fixed and variable costs, including costs related to a restarted line ($2.3 million);

•	Net favorable foreign currency translation of Real-denominated operating costs of $0.3 million; and

•	Foreign currency transaction gains of $0.3 million in 2019 versus losses of $0.5 million in 2018.
Capital Expenditures, Depreciation & Amortization
Capital expenditures in Terphane were $5.7 million in the first nine months of 2019 compared to $2.3 million in the first nine months of 2018. Capital expenditures are projected to be $10 million in 2019, including $5 million for new capacity for value-added products and productivity projects and $5 million for capital expenditures required to support continuity of current operations. Depreciation expense was $0.8 million in the first nine months of 2019 and $0.6 million in the first nine months of 2018. Depreciation expense is projected to be $1.0 million in 2019. Amortization expense was $0.3 million in the first nine months of 2019 and $0.3 million in the first nine months of 2018, and is projected to be $0.5 million in 2019.

Corporate Expenses, Interest, Taxes & Other
Pension expense was $7.2 million in the first nine months of 2019, versus $7.8 million in the first nine months of 2018. The impact on earnings from pension expense is reflected in “Corporate expenses, net” in the Net Sales and Operating Profit by Segment table. Pension expense is projected to be $9.7 million in 2019. Corporate expenses, net, increased in the first nine months of 2019 versus 2018 primarily due to higher stock-based employee compensation ($1.3 million), and consulting fees ($3.5 million) related to the identification and remediation of previously disclosed material weaknesses in the Company’s internal control over financial reporting, business development activities, and implementation of new accounting guidance.
Interest expense was $3.4 million in the first nine months of 2019 in comparison to $4.5 million in the first nine months of 2018, primarily due to lower average debt levels.
The effective tax rate used to compute income tax expense from continuing operations was 14.1% in the first nine months of 2019, compared to 172.1% in the first nine months of 2018. The tax rate in 2018 was affected by a pretax loss caused by a non-deductible goodwill impairment charge of $46.8 million. The effective tax rate from ongoing operations comparable to the earnings reconciliation table provided in Note (a) of the Notes to Financial Tables in this press release was 20.3% for the first nine months of 2019 versus 22.4% in 2018 (see also Note (h) of the Notes to Financial Tables). An explanation of differences between the effective tax rate for income from continuing operations and the U.S. federal statutory rate for 2019 and 2018 will be provided in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2019.
Tredegar’s approximately 18.4% ownership in kaleo, Inc. (“kaléo”), which is accounted for under the fair value method, was estimated at a value of $95.5 million at September 30, 2019, versus $84.6 million at December 31, 2018. In addition, the Company received a cash dividend from kaléo of $17.6 million on April 30, 2019, which had been declared on March 29, 2019. Dividend income recognized on kaléo and changes in the estimated fair value of the Company’s investment in kaléo, which are included in net income (loss) under GAAP, have consistently been excluded from net income from ongoing operations as shown in the reconciliation table in Note (a) of the Notes to the Financial Tables in this press release. Kaléo’s stock is not publicly traded. The ultimate value of Tredegar’s ownership interest in kaléo could be materially different from the $95.5 million estimated fair value reflected in the Company’s financial statements at September 30, 2019.
CAPITAL STRUCTURE
Total debt was $68.0 million at September 30, 2019, compared to $101.5 million at December 31, 2018. Net debt (debt in excess of cash and cash equivalents) was $31.1 million at September 30, 2019, compared to $67.1 million at December 31, 2018. Net debt is a financial measure that is not calculated or presented in accordance with GAAP. See Note (g) of the Notes to the Financial Tables in this press release for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.
On June 28, 2019, Tredegar entered into a $500 million five-year, secured revolving credit facility (“Credit
Agreement”), with an option to increase that amount by $100 million. The Credit Agreement replaced the Company’s previous $400 million five-year, secured revolving credit facility that was due to expire on March 1, 2021.
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “plan,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation, the following:

•	loss or gain of sales to significant customers on which our business is highly dependent;

•	inability to achieve sales to new customers to replace lost business;

•	inability to develop, efficiently manufacture and deliver new products at competitive prices;

•	failure of our customers to achieve success or maintain market share;

•	failure to protect our intellectual property rights;

•	risks of doing business in countries outside the U.S. that affect our substantial international operations;

•	political, economic, and regulatory factors concerning our products;

•	uncertain economic conditions in countries in which we do business;

•	competition from other manufacturers, including manufacturers in lower-cost countries and manufacturers benefiting from government subsidies;

•	impact of fluctuations in foreign exchange rates;

•	a change in the amount of our underfunded defined benefit (pension) plan liability;

•	an increase in the operating costs incurred by our operating companies, including, for example, the cost of raw materials and energy;

•
inability to successfully identify, complete or integrate strategic acquisitions; failure to realize the expected benefits of such acquisitions and assumption of unanticipated risks in such acquisitions;

•	disruption to our manufacturing facilities;

•	an information technology system failure or breach;

•	volatility and uncertainty of the valuation of our investment in kaléo;

•	the impact of the imposition of tariffs and sanctions on imported aluminum ingot used in our aluminum extrusions;

•	the impact of new tariffs or duties imposed as a result of rising trade tensions between the U.S. and other countries;

•	failure to establish and maintain effective internal control over financial reporting;

•	the termination of anti-dumping duties on products imported to Brazil that compete with products produced by Flexible Packaging;
and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in Part I, Item 1A of Tredegar’s Annual Report on Form 10-K for the year ended December 31, 2018. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com.
Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.

Tredegar Corporation is a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had 2018 sales of $1.1 billion. With approximately 3,000 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Sales	$243,217	$267,294	$739,931	$789,765
Other income (expense), net (b)(d)	10,634	(2,557)	34,840	11,532
	253,851	264,737	774,771	801,297

Cost of goods sold (b)	191,565	217,378	584,799	631,235
Freight	8,986	9,438	26,893	26,667
Selling, R&D and general expenses (b)	28,072	25,826	83,883	77,559
Amortization of intangibles (f)	3,400	1,022	5,182	3,076
Pension and postretirement benefits	2,415	2,653	7,246	7,809
Interest expense	859	1,318	3,354	4,539
Asset impairments and costs associated with exit and disposal activities, net of adjustments (b)	1,464	1,209	3,595	1,799
Goodwill impairment (e)	—	46,792	—	46,792
	236,761	305,636	714,952	799,476
Income (loss) before income taxes	17,090	(40,899)	59,819	1,821
Income tax expense (benefit)	(43)	(6,699)	8,424	3,135
Net income (loss)	$17,133	$(34,200)	$51,395	$(1,314)

Earnings (loss) per share:
Basic	$0.51	$(1.03)	$1.55	$(0.04)
Diluted	$0.51	$(1.03)	$1.55	$(0.04)

Shares used to compute earnings (loss) per share:
Basic	33,271	33,110	33,222	33,056
Diluted	33,285	33,110	33,230	33,056

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net Sales
Aluminum Extrusions	$129,506	$147,661	$405,310	$420,455
PE Films	69,837	76,470	205,778	252,177
Flexible Packaging Films	34,888	33,725	101,950	90,466
Total net sales	234,231	257,856	713,038	763,098
Add back freight	8,986	9,438	26,893	26,667
Sales as shown in the Condensed Consolidated Statements of Income	$243,217	$267,294	$739,931	$789,765

Operating Profit (Loss)
Aluminum Extrusions:
Ongoing operations	$12,147	$11,730	$38,751	$35,086
Plant shutdowns, asset impairments, restructurings and other (b)	(610)	(297)	(667)	(396)
Trade name accelerated amortization (f)	(2,510)	—	(2,510)	—
PE Films:
Ongoing operations	6,889	4,145	17,606	26,857
Plant shutdowns, asset impairments, restructurings and other (b)(c)	3,834	(2,355)	933	(4,542)
Goodwill impairment charge (e)	—	(46,792)	—	(46,792)
Flexible Packaging Films:
Ongoing operations	4,000	3,609	9,376	6,617
Plant shutdowns, asset impairments, restructurings and other	—	—	—	—
Total	23,750	(29,960)	63,489	16,830
Interest income	56	6	163	290
Interest expense	859	1,318	3,354	4,539
Gain (loss) on investment in kaléo accounted for under fair value method (d)	4,300	(2,100)	28,482	11,900
Unrealized loss on investment property	—	186	—	186
Stock option-based compensation costs	807	415	2,121	806
Corporate expenses, net (b)	9,350	6,926	26,840	21,668
Income (loss) before income taxes	17,090	(40,899)	59,819	1,821
Income tax expense (benefit)	(43)	(6,699)	8,424	3,135
Net income (loss)	$17,133	$(34,200)	$51,395	$(1,314)

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30, 2019	December 31, 2018
Assets
Cash & cash equivalents	$36,886	$34,397
Restricted cash	7,766	—
Accounts & other receivables, net	115,661	124,727
Income taxes recoverable	5,263	6,783
Inventories	85,315	93,810
Prepaid expenses & other	9,438	9,564
Total current assets	260,329	269,281
Property, plant & equipment, net	236,336	228,369
Right-of-use leased assets	19,526	—
Investment in kaléo (cost basis of $7,500)	95,500	84,600
Identifiable intangible assets, net	31,010	36,295
Goodwill	81,404	81,404
Deferred income taxes	1,740	3,412
Other assets	5,089	4,012
Total assets	$730,934	$707,373
Liabilities and Shareholders’ Equity
Accounts payable	$103,926	$112,758
Accrued expenses	47,677	42,495
Lease liability, short-term	2,842	—
Income taxes payable	—	—
Total current liabilities	154,445	155,253
Lease liability, long-term	18,197	—
Long-term debt	68,000	101,500
Pension and other postretirement benefit obligations, net	80,665	88,124
Deferred income taxes	6,816	—
Other noncurrent liabilities	4,976	7,639
Shareholders’ equity	397,835	354,857
Total liabilities and shareholders’ equity	$730,934	$707,373

Tredegar Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$51,395	$(1,314)
Adjustments for noncash items:
Depreciation	22,572	22,272
Amortization of intangibles	5,182	3,076
Amortization of right-of-use lease asset	1,899	—
Goodwill impairment	—	46,792
Deferred income taxes	7,404	1,152
Accrued pension income and post-retirement benefits	7,246	7,809
(Gain)/loss on investment accounted for under the fair value method	(10,900)	(11,900)
(Gain)/loss on asset impairments and divestitures	519	185
Net (gain)/loss on sale of assets	(6,328)	(86)
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and other receivables	7,715	(13,020)
Inventories	6,625	(9,204)
Income taxes recoverable/payable	1,439	25,912
Prepaid expenses and other	14	(1,655)
Accounts payable and accrued expenses	(223)	29,452
Lease liability	(1,991)	—
Pension and postretirement benefit plan contributions	(6,692)	(7,182)
Other, net	447	705
Net cash provided by operating activities	86,323	92,994
Cash flows from investing activities:
Capital expenditures	(37,214)	(25,078)
Return of escrowed funds relating to acquisition earn-out	—	4,250
Proceeds from the sale of assets and other	10,931	1,108
Net cash used in investing activities	(26,283)	(19,720)
Cash flows from financing activities:
Borrowings	53,000	34,750
Debt principal payments	(86,500)	(95,750)
Dividends paid	(11,322)	(10,943)
Debt financing costs	(1,817)	—
Proceeds from exercise of stock options and other	(854)	1,004
Net cash used in financing activities	(47,493)	(70,939)
Effect of exchange rate changes on cash	(2,292)	(2,050)
Increase in cash, cash equivalents and restricted cash	10,255	285
Cash, cash equivalents and restricted cash at beginning of period	34,397	36,491
Cash, cash equivalents and restricted cash at end of period	$44,652	$36,776

Notes to the Financial Tables
(Unaudited)
(a) Tredegar’s presentation of net income and earnings per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which have been presented separately and removed from net income and diluted earnings per share as reported under GAAP. Net income and earnings per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income or earnings per share as defined by GAAP. They exclude items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation to net income and earnings per share from ongoing operations for the three and nine months ended September 30, 2019 and 2018 is shown below:

(in millions, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income (loss) as reported under GAAP	$17.1	$(34.2)	$51.4	$(1.3)
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	(4.2)	2.0	(2.2)	2.6
(Gains) losses from sale of assets and other:
(Gain) loss associated with the investment in kaléo	(3.4)	1.6	(23.3)	(9.3)
Other	1.9	1.0	4.5	2.9
Goodwill impairment	—	38.2	—	38.2
Net income from ongoing operations	$11.4	$8.6	$30.4	$33.1

Earnings (loss) per share as reported under GAAP (diluted)	$0.51	$(1.03)	$1.55	$(0.04)
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	(0.13)	0.06	(0.07)	0.08
(Gains) losses from sale of assets and other:
(Gain) loss associated with the investment in kaléo	(0.10)	0.05	(0.71)	(0.28)
Other	0.06	0.03	0.14	0.09
Goodwill impairment	—	1.15	—	1.15
Earnings per share from ongoing operations (diluted)	$0.34	$0.26	$0.91	$1.00
Reconciliations of the pre-tax and post-tax balances attributed to net income are shown in Note (h).

(b) Losses associated with plant shutdowns, asset impairments, restructurings and other items for continuing operations in the third quarter and first nine months of 2019 and 2018 detailed below are shown in the statements of net sales and operating profit by segment and are included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the condensed consolidated statements of income, unless otherwise noted.

($ in millions)	Three Months Ended September 30, 2019		Nine Months Ended September 30, 2019
	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Aluminum Extrusions:
Losses from sale of assets, investment writedowns and other items:
Wind damage to roof of Elkhart, Indiana plant[2]	$0.3	$0.2	$0.3	$0.2
Environmental charges at Carthage Tennessee plant[1]	0.3	0.2	0.3	0.3
Total for Aluminum Extrusions	$0.6	$0.4	$0.6	$0.5

PE Films:
(Gains)/losses associated with plant shutdowns, asset impairments and restructurings:
Shanghai plant shutdown:
Asset-related expenses	$0.2	$0.2	$0.6	$0.6
Employee-related expenses	—	—	0.1	0.1
Gain from sale of plant[3]	(6.3)	(5.9)	(6.3)	(5.9)
Consolidation of Personal Care manufacturing facilities - U.S. and Europe:[4]
Severance	0.5	0.4	0.6	0.4
Asset impairment	—	—	0.1	0.1
Lake Zurich, Illinois plant shutdown and transfer of production to new elastics lines in Terre Haute, Indiana:[4]
Severance	0.5	0.4	0.7	0.6
Asset impairment	—	—	0.2	0.2
Accelerated depreciation[1]	0.5	0.4	0.8	0.6
Product qualifications[1]	0.1	0.1	0.2	0.1
Reserve for inventory impairment - Personal Care's Hungary facility	0.2	0.1	0.2	0.1
Other restructuring costs - severance	0.1	0.1	0.7	0.5
Write-off Personal Care production line - Guangzhou, China facility	—	—	0.4	0.3
Total	(4.2)	(4.2)	(1.7)	(2.2)

Losses from sale of assets, investment writedowns and other items:
Estimated excess costs associated with ramp-up of new product offerings and additional expenses related to strategic capacity expansion projects[1]	0.3	0.3	0.8	0.6

Total for PE Films	$(3.9)	$(3.9)	$(0.9)	$(1.6)

Corporate:
Professional fees associated with: remediation activities and other costs relating to the Company’s material weaknesses in internal control over financial reporting; business development activities; and implementation of new accounting guidance[2]	$1.6	$1.3	$4.5	$3.5
Tax adjustment - FIN 48 reserve reversal	—	(2.0)	—	(2.0)
Total for Corporate	$1.6	$(0.7)	$4.5	$1.5
1. Included in “Cost of goods sold” in the condensed consolidated statements of income.
2. Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
3. Included in “Other income (expense), net” in the condensed consolidated statements of income.
4. See additional details in (c) below.

	Three Months Ended September 30, 2018		Nine Months Ended September 30, 2018
($ in millions)	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Aluminum Extrusions:
Losses associated with plant shutdowns, asset impairments and restructurings:
Other restructuring costs - severance	$—	$—	$0.1	$0.1

Losses from sale of assets, investment writedowns and other items:
Wind damage to roof of Elkhart, Indiana plant[2]	0.1	0.1	0.1	0.1
Environmental charges at Carthage, Tennessee facility[1]	0.2	0.1	0.2	0.1
Total	0.3	0.2	0.3	0.2
Total for Aluminum Extrusions	$0.3	$0.2	$0.4	$0.3

PE Films:
Losses associated with plant shutdowns, asset impairments and restructurings:
Shanghai plant shutdown:
Asset-related expenses	$—	$—	$0.1	$0.1
Severance & employee-related expenses	1.1	1.1	1.4	1.4
Severance & employee-related expenses - administrative[1]	0.2	0.2	0.3	0.3
Accelerated depreciation[1]	0.4	0.4	0.5	0.5
Other restructuring costs - severance	0.2	0.2	0.3	0.3
Total	1.9	1.9	2.6	2.6

Losses from sale of assets, investment writedowns and other items:
Estimated excess costs associated with ramp-up of new product offerings and additional expenses related to strategic capacity expansion projects[1]	0.2	0.1	1.7	1.5
Costs to prepare a market study[2]	0.2	0.1	0.2	0.1
Total	0.4	0.2	1.9	1.6

Total for PE Films	$2.3	$2.1	$4.5	$4.2

Corporate:
Professional fees associated with: remediation activities and other costs relating to the Company’s material weaknesses in internal control over financial reporting; business development activities; and implementation of new accounting guidance[2]	$0.2	$0.1	$0.5	$0.4
1. Included in “Cost of goods sold” in the condensed consolidated statements of income. 2. Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
(c) The Company plans to further consolidate the production of certain personal care products in the US and Europe and, in connection with this consolidation, to close its PE Films manufacturing facility in Lake Zurich, Illinois, which produces elastic materials. Production at the Lake Zurich plant is expected to cease during the fourth quarter of 2019 with product transfers to the new elastic production line at Terre Haute, Indiana. The Company anticipates product transfers in Europe to take place over the next twelve months. As a result of this consolidation, the Company expects to recognize pre-tax cash costs of $9.3 million associated with these activities comprised of (i) customer-related costs ($1.2 million), (ii) severance and other employee related costs ($3.0 million), and (iii) asset disposal and other cash costs ($5.1 million).  In addition, the Company expects non-cash asset write-offs and accelerated depreciation of $1.7 million.  Pre-tax annual cash savings from consolidating operations of $4 million are expected. Proceeds from the expected sale of Lake Zurich’s real property are estimated at approximately $5 million. The Company anticipates that these activities will be completed by the end of 2020.
(d) A gain on the Company’s investment in kaléo of $4.3 million was recognized in the third quarter of 2019, and $28.5 million was recognized in the first nine months of 2019, which included a $17.6 million dividend, compared to a loss of $2.1 million in the third quarter of 2018 and a gain of $11.9 million in the first nine months of 2018 (included in “Other income (expense), net” in the condensed consolidated statements of income).

(e) During the third quarter of 2018, the Company performed a goodwill impairment analysis related to the Personal Care component of PE Films. This review was undertaken as a result of the loss of business from a key customer and revised projections for PE Films. Based on an evaluation of projections under various business planning scenarios, the Company concluded that the value of the Personal Care component of PE Films was less than the carrying value of the underlying working capital and long-lived net assets. The assessment resulted in a full write-off of the goodwill of $47 million associated with the acquisition of certain components of PE Films.
(f) On October 30, 2019, Bonnell Aluminum announced a rebranding initiative. Bonnell and its subsidiaries, AACOA and Futura, will now all fall under the Bonnell Aluminum brand. The usage of the AACOA and Futura trade names will be discontinued at the end of 2019. In September 2019, management committed to implement the rebranding initiative. Prior to this commitment, the AACOA trade name had an indefinite useful life and a remaining net book value of $4.8 million, and the Futura trade name had an estimated remaining useful life of approximately 10.5 years and a remaining net book value of $5.4 million. As a result of the rebranding initiative, there was a change in estimate in the useful lives for both trade names to 4 months, the point at which the rebranding initiative is estimated to be substantially complete. The non-cash amounts amortized and to be amortized in the third and fourth quarters of 2019, respectively, related to these trade names are as follows:

(in millions)	Three Months Ended
	September 30, 2019	December 31, 2019
AACOA - accelerated	$1.2	$3.6
Futura - accelerated	1.3	3.9
Futura - ongoing[1]	0.1	0.1
Total amortization	$2.6	$7.6
1. Amortization based on original useful life.

(g)	Net debt is calculated as follows:

(in millions)	September 30,	December 31,	Increase/
	2019	2018	(Decrease)
Debt	$68.0	$101.5	$(33.5)
Less: Cash and cash equivalents	36.9	34.4	2.5
Net debt	$31.1	$67.1	$(36.0)
Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.

(h)
Tredegar’s presentation of net income and earnings per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which have been presented separately and removed from net income and diluted earnings per share as reported under GAAP. Net income and earnings per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income or earnings per share as defined by GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing operations. Reconciliations of the pre-tax and post-tax balances attributed to net income from ongoing operations for the three and nine months ended September 30, 2019 and 2018 are shown below in order to show the impact on the effective tax rate:

(In Millions)	Pre-tax	Taxes Expense (Benefit)	After-Tax	Effective Tax Rate
Three Months Ended September 30, 2019	(a)	(b)		(b)/(a)
Net income reported under GAAP	$17.1	$—	$17.1	(0.3)%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	(4.1)	0.1	(4.2)
(Gains) losses from sale of assets and other	0.7	2.2	(1.5)
Net income from ongoing operations	$13.7	$2.3	$11.4	16.9%
Three Months Ended September 30, 2018
Net loss reported under GAAP	$(40.9)	$(6.7)	$(34.2)	16.4%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	2.1	0.1	2.0
(Gains) losses from sale of assets and other	3.2	0.6	2.6
Goodwill impairment	46.8	8.6	38.2
Net income from ongoing operations	$11.2	$2.6	$8.6	22.9%
Nine Months Ended September 30, 2019
Net income reported under GAAP	$59.8	$8.4	$51.4	14.1%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	(1.6)	0.6	(2.2)
(Gains) losses from sale of assets and other	(20.1)	(1.3)	(18.8)
Net income from ongoing operations	$38.1	$7.7	$30.4	20.3%
Nine Months Ended September 30, 2018
Net income (loss) reported under GAAP	$1.8	$3.1	$(1.3)	172.1%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	2.8	0.2	2.6
(Gains) losses from sale of assets and other	(8.7)	(2.3)	(6.4)
Goodwill impairment	46.8	8.6	38.2
Net income from ongoing operations	$42.7	$9.6	$33.1	22.4%

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
neill.bellamy@tredegar.com